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CONTACT:          Raoul J. Witteveen
                           (212) 916-3261

FOR IMMEDIATE RELEASE

           INTERPOOL FILES $400 MILLION SHELF REGISTRATION STATEMENT

PRINCETON, NJ, January 27, 1998 - Interpool, Inc. (NYSE: IPX) announced today that it has filed a shelf Registration Statement with the Securities and Exchange Commission for the proposed sale of up to $400 million of shares of its preferred or common stock or its unsecured debt securities. The securities may be offered from time to time, at prices and terms to be determined at the time or times of sale, at the discretion of the Company.

The Company intends to use the net proceeds from the sale of the securities to be offered pursuant to the Registration Statement for general corporate purposes, which may include the repayment of secured indebtedness of the Company and/or its subsidiaries, the purchase of equipment, acquisitions and/or working capital.

Interpool is initially considering using the Registration Statement for a Medium-Term Note Program or for the sale of other debt securities.

A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Interpool, originally founded in 1968, is one of the world's leading lessors of cargo containers used in international trade and is the second largest lessor of intermodal container chassis in the United States. Interpool leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.

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